Exhibit 99.1

FOR IMMEDIATE RELEASE

WII COMPONENTS, INC. ANNOUNCES TENDER OFFER AND
CONSENT SOLICITATION FOR ITS 10% SENIOR NOTES DUE 2012

St. Cloud, MN — June 24, 2011 — WII Components, Inc. (the “Company”) announced today that it has commenced a cash tender offer and consent solicitation with respect to any and all of its outstanding $105,850,000 aggregate principal amount of 10% Senior Notes due 2012 (the “Notes”). The tender offer and consent solicitation are being made subject to the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated June 24, 2011, which more fully sets forth the terms and conditions of the tender offer and consent solicitation. The tender offer and consent solicitation will expire at 11:59 p.m., New York City time, on July 22, 2011, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”).

Holders who validly tender (and do not validly withdraw) their Notes on or prior to the consent payment deadline of 5:00 p.m., New York City time, on July 7, 2011 (the “Consent Date”), and whose Notes are accepted for payment, will receive total consideration equal to $1,002.50 per $1,000 principal amount of Notes (the “Total Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the early settlement date described below. The Total Consideration includes a consent payment of $2.50 per $1,000 principal amount of Notes.

Holders who validly tender (and do not validly withdraw) their Notes after the Consent Date, but on or prior to the Expiration Date, and whose Notes are accepted for payment, will receive the tender offer consideration equal to $1,000.00 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date described below. Holders of Notes who tender after the Consent Date will not receive a consent payment.

Holders who tender Notes on or prior to the Consent Date may withdraw such Notes at any time on or prior to the Consent Date.

In connection with the tender offer, the Company is also soliciting consents from the holders of the Notes to certain proposed amendments that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes. Adoption of the proposed amendments with respect to the Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes. Holders who tender their Notes will be deemed to consent to the proposed amendments, and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer.

The tender offer and consent solicitation are subject to customary conditions, including, among others, a financing condition that the Company receive net proceeds from its proposed new senior secured credit facilities and subordinated notes in an amount sufficient to fund all of its obligations under the tender offer and consent solicitation.  Provided that the conditions to the tender offer have been satisfied or waived, the Company will pay for Notes purchased in the tender offer, together with any accrued and unpaid interest, on either the early settlement date or the final settlement date, as applicable.

Holders of Notes that have been validly tendered (and not validly withdrawn) and accepted by the Company by the Consent Date will receive the Total Consideration and will be paid on the early settlement date, which is expected to be promptly after satisfaction of the financing condition and following the Consent Date, provided that all other conditions to the tender offer have been satisfied or waived at such time. Holders of Notes that have been validly tendered (and not validly withdrawn) and accepted by the Company after the Consent Date, but on or prior to the Expiration Date, will receive the Tender Offer Consideration only, and will be paid on the final settlement date, which is expected to be promptly following the date on which the Expiration Date occurs.  The Company may, in its sole discretion, accept for payment on the early settlement date Notes tendered after the Consent Date but prior to the early settlement date.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the tender agent and information agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

The Company has engaged D.F. King & Co., Inc. to act as tender agent and information agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation and requests for documents may be directed to D.F. King & Co., Inc. at (888) 628-9011 (toll free) or (212) 269-5550 (collect).

About WII Components, Inc.

WII Components, Inc. is one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States.  WII Components, Inc. is headquartered in St. Cloud, Minnesota and has a website at www.wiicomponents.com.

Contact:

Dale Herbst

Chief Financial Officer

WII Components, Inc.

(320) 252-1503